  As filed with the Securities and Exchange Commission on November 13, 1997.
                      Registration Statement No. ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                             JONES INTERCABLE, INC.
             (Exact name of Registrant as specified in its charter)


          Colorado                                              84-0613514
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)


                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                 Glenn R. Jones
                            Chief Executive Officer
                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                           Elizabeth M. Steele, Esq.
                         Vice President/General Counsel
                             Jones Intercable, Inc.
                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed                Proposed
 Title of each class                        maximum                 maximum
 of securities to be    Amount to be    offering price per     aggregate offering         Amount of
    registered           registered          unit(1)                price(1)          registration fee(1)
--------------------    ------------    ------------------     ------------------     -------------------
Class A Common          3,217,273       $12.91                 $41,534,994.43         $12,586.36
Stock, $.01 par
value per share

================================================================================

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457 of the Securities Act and based upon the average of the high and low prices per share of the Registrant's Class A Common Stock as quoted on the NASDAQ National Market System on November 7, 1997.

                                _______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1997
PROSPECTUS
                                3,217,273 SHARES
                             JONES INTERCABLE, INC.
                              CLASS A COMMON STOCK

     This Prospectus relates to 3,217,273 shares of Class A Common Stock, $.01 par value per share, of Jones Intercable, Inc. (the "Company"), which may be offered and sold from time to time by Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., shareholders of the Company (the "Selling Shareholders"). The sale of the Class A Common Stock by the Selling Shareholders pursuant to offerings made by this Prospectus will not result in any change in control of the Company. Mr. Jones, the Company's Chairman and Chief Executive Officer, is deemed to be the beneficial owner of all of the shares of the Company owned by the Selling Shareholders. Mr. Jones currently controls the election of a majority of the Company's Board of Directors and he has voting power over approximately 37 percent of votes to be cast by all shareholders on matters not requiring a class vote. Through his continued ownership of approximately 57 percent of the Company's outstanding Common Stock, which has preferential voting rights over the Company's Class A Common Stock, Mr. Jones will continue to control the election of a majority of the Company's Board of Directors and he will have voting power over approximately 33 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote even if all of the shares of the Company's Class A Common Stock offered by this Prospectus are sold. See "Selling Shareholders."

     The Company will not receive any of the proceeds from the sale of the shares offered hereby. The Selling Shareholders directly, or through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the shares of Class A Common Stock offered hereby from time to time on terms and at prices to be determined at the time of sale. To the extent required, the specific number of shares to be sold, the terms of the offering, including selling price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular offering will be set forth in a supplement to this Prospectus. See "Plan of Distribution."

     The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System operated by the National Association of Securities Dealers, Inc. under the symbol JOINA. On November 7, 1997, the quoted closing sales price of the Company's Class A
Common Stock was $13.00 per share.  See "Price Range of Class A Common Stock."

     The Selling Shareholders and any dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Company's Class A Common Stock offered by this Prospectus may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and any profits on the resale of the Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for the indemnification arrangements regarding the sales by the Selling Shareholders. The Selling Shareholders have agreed to pay all of the costs of offerings made by this Prospectus, estimated at approximately $31,600.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________, 1997.

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Class A Common Stock and the Company, reference is made to the Registration Statement. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described below.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of any such materials may be obtained from the public reference section of the Commission at its Washington, D.C. address upon payment of the prescribed fees. The Commission also maintains a World Wide Web site that contains reports, proxy statements and information statements of registrants (including the Company) that file electronically with the Commission at http://www.sec.gov.

     The Company intends to furnish to holders of the Class A Common Stock annual reports containing audited financial statements and a report of independent certified public accountants. The Company will make available quarterly reports for each of the first three quarters of each fiscal year containing unaudited summary financial information.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed by the Company with the Commission (File No. 1-9953) pursuant to the requirements of the Exchange Act, are hereby incorporated by reference: (i) the Company's Annual Report on Form 10-K for the calendar year ended December 31, 1996, (ii) the

Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) the Company's Current Report on Form 8-K dated January 31, 1997, (iv) the Company's Current Report on Form 8-K dated March 21, 1997, (v) the Company's Form 8-K/A No. 1 to its Current Report on Form 8-K dated January 31, 1997, (vi) the Company's Current Report on Form 8-K dated April 15, 1997, (vii) the Company's Current Report on Form 8-K dated June 11, 1997, (viii) the Company's Current Report on Form 8-K dated June 30, 1997, (ix) the Company's Form 8-K/A No. 1 to its Current Report on Form 8-K dated April 15, 1997, (x) the Company's Current Report on Form 8-K dated July 15, 1997, (xi) the Company's Current Reports on Form 8-K dated August 1, 1997,
(xii) the Company's Current Report on Form 8-K dated August 20, 1997 and (vi) the Company's Annual Meeting Proxy Statement dated September 22, 1997.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement and this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such persons, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such document). Requests should be directed to Elizabeth M. Steele, Vice President/General Counsel and Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80155-3309, (303) 792-3111.

                                  THE COMPANY

     The Company is a Colorado corporation organized in 1970. The Company is primarily engaged in the cable television business. The majority of the Company's cable television systems are owned by the Company's wholly owned subsidiaries, Jones Cable Holdings, Inc. ("JCH") and Jones Cable Holdings II, Inc. ("JCH II"). In addition, the Company operates cable television systems for its managed partnerships. The Company has a subsidiary engaged in the cable television system brokerage business and a subsidiary that manufactures and markets data encryption products. Over the last several years, the Company has taken significant steps to simplify its corporate structure. This process has included the sale of cable television systems owned by certain managed partnerships to either the Company or to third parties and the divestiture of certain of the Company's non-strategic assets. At September 30, 1997, the Company had a total of 3,538 employees. The executive offices of the Company are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and its telephone number is (303) 792-3111.

     The Company operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the Company's owned and managed cable television systems, the Company is one of the largest cable television operators in the United States. As of September 30, 1997, the Company owned or managed 39 cable television systems serving a total of approximately 1,400,000 basic subscribers in 17 states. Glenn R. Jones, the founder, Chairman, Chief Executive Officer and major shareholder of the Company, is one of the pioneers in the cable television industry, and he has been involved in the ownership and operation of cable television systems since 1970.

     The Company has grown by acquiring and developing cable television systems for both itself and its managed partnerships, primarily in suburban areas with attractive demographic characteristics. One of the primary factors utilized by the Company in deciding to acquire a particular cable television system is the potential of the system for operating cash flow growth and value appreciation. Key elements of the Company's operating strategy include increasing the number of owned subscribers clustered in attractive demographic areas and increasing penetration and revenues per subscriber by targeted marketing, superior customer service and the maintenance of high technical standards. The Company has deployed fiber optic cable wherever practical in its rebuild and upgrade projects, which improves system reliability and picture quality, increases channel capacity and provides the potential for new business opportunities. The Company has focused on pay-per-view and advertising as revenue growth opportunities, and expects to continue to do so in the future.

     The Company intends to grow by implementing a balanced strategy of acquiring cable television systems from its managed partnerships and from third parties. As part of this process, certain systems owned by the Company and its managed partnerships will be sold to third parties and Company-owned systems will be exchanged for systems owned by other cable system operators. It is the Company's plan to cluster its cable television properties on the basis of operating characteristics and/or geographic areas. Clustering systems should enable the Company to obtain operating efficiencies, and it should position the Company to capitalize on new revenue and business opportunities as the telecommunications industry evolves. The Company also intends to maintain and enhance the value of its current cable television systems through capital expenditures. Such expenditures will include, among others, cable television plant extensions and the upgrade and rebuild of certain systems. The Company also intends to institute new services as they are developed and become economically viable. Acquisitions and capital expenditures are subject to the availability of cash generated from operations and debt and equity financing.

     Within the past several years, the cable television industry has seen much change. The Company believes that the nature of the cable television business is evolving from the traditional coaxial network delivering only video entertainment to a more sophisticated, digital platform environment where cable systems may be capable of delivering traditional programming as well as other services, including data, telephone and expanded educational and entertainment services on an interactive basis. As this convergence of various technologies progresses, cable television companies will reevaluate their system architecture and upgrade their cable plants in order to take advantage of new opportunities. In response to these changes, the Company has decided to cluster its systems on the basis of operating characteristics and/or geographic areas to achieve economies of scale and reasonable returns on the investments made. The Company is also being affected by the entry into the marketplace of local telephone companies that, as a result of the passage of recent legislation, now have the ability to provide telephone and video services in direct competition with the Company. This direct competition with local telephone companies is an additional consideration in the ongoing evaluation by the Company of its position in this changing marketplace. The Company intends, where possible, to pursue these new technological opportunities as they evolve. The ability of the Company to do so, however, will be dependent in large part on the availability of debt and equity financing.

     Jones International, Ltd. ("International") beneficially owns approximately 48% of the Common Stock of the Company and approximately 7% of the Class A Common Stock of the Company. Glenn R. Jones, the Chairman of the Board of Directors and Chief Executive Officer of the Company, personally owns approximately 9% of the Company's Common Stock and approximately 1% of the Company's Class A Common Stock. Because of his 100% ownership of International, Mr. Jones is deemed to be the beneficial owner of all shares of the Company owned by International, and his direct and indirect stock ownership gives him voting power over approximately 37% of votes to be cast by all shareholders of the Company on matters not requiring a class vote. BCI Telecom Holding Inc. ("BCITH"), formerly known as Bell Canada International Inc., owns approximately 36% of the Company's Class A Common Stock and, through such ownership, BCITH has an approximate 31% economic interest in the Company. Mr. Jones has the right to designate seven members of the Board of Directors, BCITH has the right to designate three members of the Board of Directors and three members of the Board of Directors are jointly designated by Mr. Jones and BCITH. In addition, BCITH holds an option to purchase 2,878,151 shares of Common Stock of the Company from International, Glenn R. Jones and certain of their affiliates which, if and when exercised, would enable BCITH to elect a majority of the members of the Board of Directors of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                      Dollars in thousands, except ratios

                                                                      Year Ended December 31,                   Nine Months
                                                      -----------------------------------------------------        Ended
                                                        1992       1993       1994       1995       1996     September 30, 1997
                                                      ---------  ---------  ---------  ---------  ---------  -------------------
Pre-tax Income (Loss)...............................  $(33,855)  $(48,847)   $(8,691)  $(21,716)  $(62,660)       $(24,042)

Adjustments:
       Interest expense.............................    38,112     40,780     36,883     49,552     67,782          65,308
       Equity in losses of affiliates...............     3,997      3,817      3,707         58      3,473           3,562
                                                      --------   --------    -------   --------   --------        --------
Total...............................................  $  8,254   $ (4,250)   $31,899   $ 27,894   $  8,595        $ 44,828
                                                      ========   ========    =======   ========   ========        ========

Interest Expense....................................  $ 38,112   $ 40,780    $36,883   $ 49,552   $ 67,782        $ 65,308
                                                      ========   ========    =======   ========   ========        ========

Ratio of Earnings to Fixed Charges(1)...............        --         --         --         --         --              --

Coverage deficiency.................................  $(29,858)  $(45,030)   $(4,984)  $(21,658)  $(59,187)       $(20,480)

________________

(1) The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pre-tax income, excluding the losses of affiliated entities, and
     (b) interest expense, by net interest expense.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the shares of the Company's Class A Common Stock offered hereby. All of such shares are being sold for the account of the Selling Shareholders and they will receive the net proceeds from any offering made by this Prospectus. The Selling Shareholders have agreed to pay all of the costs of this offering, which are estimated to be approximately $31,600.

                              CONCURRENT OFFERING

  The Company has filed a registration statement under the Securities Act for the offering, from time to time, of an indeterminate principal amount of Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities and an indeterminate number of shares of Class A Common Stock as may from time to time be issued at indeterminate prices; provided however, in no event will the aggregate initial public offering price of the Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities and Class A Common Stock registered by that registration statement exceed $500,000,000. Although that registration statement has not yet been declared effective, the Company anticipates that it will be declared effective concurrently with or shortly before or after the effectiveness of the Registration Statement filed in respect to the offering made by this Prospectus and that sales of Class A Common Stock by the Company for its own account may be made from time to time concurrently with the offering made by this Prospectus. The Company will receive all of the net proceeds of sales of Class A Common Stock made in the concurrent offering. The Company also may file additional registration statements to offer equity or debt securities during the effectiveness of the Registration Statement filed in connection with the offering of Class A Common Stock made by this Prospectus.

                                DIVIDEND POLICY

  The Company has never paid a cash dividend with respect to its shares of Common Stock or Class A Common Stock, and it has no present intention to pay cash dividends in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to provide funds for the operation and expansion of its business. Future dividends, if any, will be determined by the Board of Directors in light of the circumstances then existing, including the Company's earnings and financial requirements and general business conditions. If cash dividends are paid in the future, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. Such additional dividends on the Class A Common Stock are not cumulative but would be adjusted appropriately if cash dividends are declared with respect to a period other than a quarterly period. The Company's credit agreements restrict the right of the Company to declare and pay cash dividends without the consent of the lenders.

                      PRICE RANGE OF CLASS A COMMON STOCK

  The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol JOINA. Any shares of Class A Common Stock offered by this Prospectus will be listed, subject to notice of issuance, on such exchange. The following table sets forth for the first, second and third quarterly periods of the calendar year ending December 31, 1997 and for each quarterly period of the calendar years ended December 31, 1996 and 1995 the high and low reported closing prices of the Company's Class A Common Stock as reported by NASDAQ.


                       Period                           High           Low
                       ------                           ----           ---

1997  First Quarter................................        11          9 1/8
      Second Quarter...............................    13 3/8          8 1/4
      Third Quarter................................  13 11/16         10 1/2


                       Period                           High           Low
                       ------                           ----           ---

1996  First Quarter................................        15         11 7/8
      Second Quarter...............................    14 5/8         13 1/8
      Third Quarter................................        14         11 3/8
      Fourth Quarter...............................     13 7/8         10 1/8


                       Period                           High           Low
                       ------                           ----           ---

1995  First Quarter................................    17 1/2             12
      Second Quarter...............................    16 1/2         12 7/8
      Third Quarter................................    15 1/2         13 3/8
      Fourth Quarter...............................        14         13 1/4

   On November 7, 1997, the quoted closing sales price of the Company's Class A Common Stock as reported on the NASDAQ National Market System was $13.00 per share. At September 30, 1997, the Class A Common Stock of the Company was held of record by 1,379 shareholders.

   The Company's Common Stock also is traded in the over-the-counter market and is quoted on the National Market System of NASDAQ under the symbol JOIN.

                          DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital stock consists of 5,550,000 shares of Common Stock, $.01 par value per share, of which 5,113,021 shares were outstanding at September 30, 1997, and 60,000,000 shares of Class A Common Stock, $.01 par value per share, of which 35,544,523 shares were outstanding at such date.

   The outstanding shares of both classes of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have pre-emptive or other rights to subscribe for additional shares of the Company. All issued and outstanding shares of Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of the Company may be paid upon the Common Stock and Class A Common Stock, if declared by the Company's Board of Directors out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of the Company, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.

   The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Class A Common Stock and Common Stock on a pro rata basis.

   The Class A Common Stock has voting rights that are generally 1/10th of those held by the Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25 percent of the total membership of the Board of Directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors.

   As of September 30, 1997, the outstanding shares of Class A Common Stock constituted approximately 87 percent of the total outstanding shares of capital stock of the Company but cast only 41 percent of the votes to be cast in matters to be acted upon by shareholders of the Company not requiring a class vote, and the outstanding shares of the Company's Common Stock constituted approximately 13 percent of the outstanding capital stock of the Company, but cast approximately 59 percent of the votes to be cast by shareholders of the Company in connection with such matters.

                              SELLING SHAREHOLDERS

   The 3,217,273 shares of the Company's Class A Common Stock offered hereby, which will be sold for the accounts of Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc. (the "Selling Shareholders"), represent approximately 9.1 percent of the outstanding Class A Common Stock of the Company at September 30, 1997. Because Mr. Jones is the sole shareholder of Jones International, Ltd., and because Mr. Jones and/or Jones International, Ltd. own a controlling interest in Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., Mr. Jones is deemed to be the beneficial owner of all 3,217,273 shares of the Company's Class A Common Stock offered hereby. Mr. Jones is the Chairman of the Board of Directors and the Chief Executive Officer of each of the Company, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., and he has owned a controlling interest in all of these companies since their incorporation.

   Prior to the commencement of this offering, the Selling Shareholders owned, directly or indirectly, 3,217,273 shares of the Company's Class A Common Stock, or 9.1 percent of the outstanding Class A Common Stock of the Company as of September 30, 1997. Of this amount, 542,812 shares represent shares of the Company's Class A Common Stock available to Mr. Jones pursuant to fully vested but unexercised stock options. If all of the shares offered hereby are sold, the Selling

Shareholders will not own any shares of the Company's Class A Common
Stock, unless they acquire additional shares of the Company's Class A Common Stock in the future.

   The sale of the Class A Common Stock by the Selling Shareholders pursuant to offerings made by this Prospectus will not result in any change in control of the Company. Through his beneficial ownership of all of the shares of the Company owned by the Selling Shareholders, Mr. Jones owns approximately 57 percent of the Company's outstanding Common Stock, which has preferential voting rights over the Company's Class A Common Stock, and, as a result, Mr. Jones will control the election of a majority of the Company's Board of Directors and he will have voting power over approximately 33 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote even if all of the shares of the Company's Class A Common Stock offered hereby are sold. The shares of the Company's Common Stock owned by Mr. Jones and Jones International, Ltd. and certain of their affiliates are, however, subject to options granted to BCITH. See "The Company."

   The Selling Shareholders will receive all of the net proceeds of any offerings made by this Prospectus.

                              PLAN OF DISTRIBUTION

   The shares of Class A Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the shares of Class A Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom they may act as agent. The Selling Shareholders and any underwriters, dealers, or agents that participate in the distribution of the shares of Class A Common Stock may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares has been made, to the extent required, a Prospectus Supplement will be distributed. The Prospectus Supplement will disclose the specific number of shares to be sold and the terms of the offering, including the name or names of any underwriters, dealers, agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The shares of the Company's Class A Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices.

   The Selling Shareholders will pay all of the expenses of this offering, including commissions and discounts of underwriters, dealers or agents. Under an agreement that the Company has entered into with the Selling Shareholders, the Company will indemnify the Selling Shareholders against certain liabilities under the Securities Act.

                                 LEGAL MATTERS

   The legality and validity of the Class A Common Stock offered hereby will be passed upon for the Company by Elizabeth M. Steele, Vice President/General Counsel and Secretary of the Company.

                                    EXPERTS

   The consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the calendar year ended December 31, 1996, and the historical financial statements filed by the Company with the Current Report on Form 8-K dated August 1, 1997, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference upon the authority of said firm as experts in giving said reports.

   The historical financial statements of Maryland Cable Partners, L.P. as of December 31, 1996 and 1995, and the related statements of operations, partners' capital, and cash flows for years then ended, filed by the Company with the Form 8-K/A No. 1 to its Current Report on Form 8-K dated January 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses, other than underwriting fees and commissions, expected to be incurred by the Selling Shareholders in connection with the securities being registered. The Company will not bear any of these expenses.


          SEC filing fee....................................        $12,586.36
          Printing and engraving fees.......................          2,000.00
          Legal fees and expenses...........................          5,000.00
          Accounting fees and expenses......................          5,000.00
          Blue sky fees and expenses........................          2,000.00
          Miscellaneous.....................................          5,000.00
                                                                      ________

                Total.......................................       *$31,586.36
_______________
*All amounts listed above, except for the SEC filing fee, are estimates.

Item 15.  Indemnification of Directors and Officers.

     The Articles of Incorporation of the Company permit indemnification of the Company's officers and directors when such are parties or threatened to be made parties to any proceeding (other than an action by or in the name of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against losses incurred by him or her in connection with such proceeding if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation of the Company further provide that the corporation will indemnify its officers and directors against losses incurred as the result of a proceeding by or in the name of the corporation if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, but no indemnification will be made in such case if the officer or director seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper.

     The Colorado Business Corporation Act (the "Act") requires a Colorado corporation to indemnify its officers and directors against reasonable expenses under certain circumstances and permits it to indemnify its officers and directors against liability and reasonable expenses under certain circumstances. Unless limited by the corporation's articles of incorporation, the Act requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the Act provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the Act provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director was adjudged liable to the corporation. The Act also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

ITEM 16.           Exhibits

     As noted, the following exhibits (i) previously have been filed, or (ii) have been incorporated by reference from documents already on file with the Securities and Exchange Commission, or (iii) are being filed as part of this electronic transmission.


     3.1           Articles of Incorporation of the Company, as amended.(1)

     3.2           Bylaws of the Company, as amended.(2)

     4.1 Specimen Stock Certificate with respect to the Company's Class A Common Stock.(3)

     5.1 Opinion of Elizabeth M. Steele as to the legality of the securities being registered.(4)

     23.1 Consent of Elizabeth M. Steele. (included in the opinion of Ms. Steele filed as Exhibit 5.1)

     23.2          Consent of Arthur Andersen LLP. (4)

     23.3          Consent of KPMG Peat Marwick LLP. (4)

     24.1 Power of Attorney. (included on the signature page of the Registration Statement)
_______________

(1) Incorporated by reference to Exhibit 3(a) to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1988, to Exhibit
     3.2 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995 and to Exhibit 3.3 to the Company's Annual Report on SEC Form 10-K for the Company's calendar year ended December 31, 1996.

(2) Incorporated by reference to Exhibit 3.3 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995.

(3) Incorporated by reference to Exhibit 4 to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-41392) filed June 25, 1991.

(4)  Filed herewith.

ITEM 17.           Undertakings.

The Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) to include any prospectus required by Section
                   10(a)(3) of the Securities Act of 1933 (the "Securities
                   Act");

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement ;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in sub-paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those undertakings is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Jones Intercable, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood and the State of Colorado on the 3rd day of November, 1997.

                                  JONES INTERCABLE, INC.,
                                  a Colorado corporation


                                  By: /s/ Glenn R. Jones
                                      -------------------------------------
                                       (Glenn R. Jones)
                                       Chairman and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn R. Jones, James B. O'Brien, Kevin
P. Coyle, Elizabeth M. Steele and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                           DATE

 /s/ Glenn R. Jones             Chairman of the Board and    November 3, 1997
-----------------------------
(Glenn R. Jones)                Chief Executive Officer
                                (Principal Executive
                                Officer)


 /s/ Kevin P. Coyle             Group Vice                   November 3, 1997
-----------------------------
(Kevin P. Coyle)                President/Finance
                                (Principal Financial
                                Officer)


 /s/ Larry W. Kaschinske        Vice President/Controller    November 3, 1997
-----------------------------
(Larry W. Kaschinske)           (Principal Accounting
                                Officer)


 /s/ James B. O'Brien           President and Director       November 3, 1997
-----------------------------
(James B. O'Brien)

                                Director
-----------------------------
(Derek H. Burney)

/s/ Robert E. Cole                          Director       November 3, 1997
----------------------------------
(Robert E. Cole)

/s/ William E. Frenzel                      Director       November 3, 1997
----------------------------------
(William E. Frenzel)

                                            Director
----------------------------------
(Donald L. Jacobs)

/s/ Robert Kearney                          Director       November 3, 1997
----------------------------------
(Robert Kearney)

/s/ James J. Krejci                         Director       November 3, 1997
----------------------------------
(James J. Krejci)

/s/ Raphael M. Solot                        Director       November 3, 1997
----------------------------------
(Raphael M. Solot)

/s/ Howard O. Thrall                        Director       November 3, 1997
----------------------------------
(Howard O. Thrall)

/s/ Siim A. Vanaselja                       Director       November 3, 1997
----------------------------------
(Siim A. Vanaselja)

/s/ Sanford Zisman                          Director       November 3, 1997
----------------------------------
(Sanford Zisman)

/s/ Robert B. Zoellick                      Director       November 3, 1997
----------------------------------
(Robert B. Zoellick)



(32817)